Exhibit 10.15

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT is made as of November 2, 2007 (the “Effective Date”) by and between Supernus Pharmaceuticals Inc, a Delaware corporation with principal offices located at 1550 East Gude Drive, Rockville, Maryland 20850 (“Supernus”) and Afecta Pharmaceuticals, Inc. a California corporation with principal offices located at 2102 Business Center Drive, Irvine, California 92612 (“Afecta”).

RECITALS:

WHEREAS, Afecta has granted to Supernus an exclusive option per the Exclusive Option and License Agreement dated April 27, 2006 (“the Option Agreement”) to select from time to time Afecta Products in the Field with the right to exclusively license those Afecta Products; and

WHEREAS, Afecta has granted an exclusive license to Supernus for the Afecta Licensed Product in the Field as noted in the Notice Letter dated March 14, 2007 (as hereinafter defined);

WHEREAS, by way of the Notice Letter dated March 14, 2007 the Afecta Product has become an Afecta Licensed Product; and

WHEREAS, Supernus and Afecta desire to define the exclusive licensing rights to the Afecta Licensed Product on the terms and conditions set forth herein; and

NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement and the Warrant, the parties agree as follows:

ARTICLE 1.

DEFINITIONS

1.1.                            For the purposes of this Agreement the Definitions for Afecta Pre-IP Products, Afecta Filed Products, and Afecta IP Products will be as defined in The Option Agreement.

1.2                             “Afecta Intellectual Property Rights” shall mean Afecta Patent Rights and all intellectual property rights including Afecta Know How belonging to Afecta in connection with the Afecta Licensed Product that is the subject of this Agreement.

1.3.                            “Afecta Invention” means any Invention in the Field or that could be used in the Field generated solely by employees or agents of Afecta prior to execution of the Notice Letter in connection with the Afecta Licensed Product that is the subject of this Agreement..

1.4                               “Afecta Know How” shall mean all information, techniques, data, technical information and other proprietary information and know-how including, without limitation, improvements (whether

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

patentable or not), modifications or enhancements that was generated by Afecta outside of this Agreement with respect to the Afecta Licensed Product that is the subject of this Agreement.

1.5.                            “Afecta Licensed Product” as used herein shall mean molindone and it salts, racemic mixtures, isomers, derivatives, and analogues thereof as licensed to Supernus in accordance with the terms and conditions of this Agreement.

1.6.                            “Afecta Patent Rights” shall mean collectively Afecta’s right, title and interest in the following intellectual property rights: (a) the patents listed in Exhibit A; (b) any and all extensions or restorations by existing or future extension or restoration mechanisms, including without limitation, supplementary protection certificates or the equivalent thereof, substitutions, confirmations, re-registrations, reexaminations, revalidations, reissues, renewals, extensions or additions to any such foregoing patents that existed prior to execution of the Notice Letter. Notwithstanding the foregoing, the definition of Afecta Patent Rights shall exclude any improvements, modifications or expansions to the patent(s) by work produced solely by Supernus or in collaboration with Afecta, after the execution of the Notice Letter, which rights shall belong to Supernus.

1.7.                            “Afecta Product” shall mean Afecta IP Products, Afecta Filed Products and Afecta Pre-IP Products that existed prior to execution of the Notice Letter and pertain to: molindone and any isomers, salts, solvates, hydrates, polymorphs, esters, prodrugs, metabolites or any other derivatives thereof; and any compound involving forming or breaking a bond or bonds with molindone or any isomers, salts, solvates, hydrates, polymorphs, esters, prodrugs, metabolites or any other derivatives thereof where at least one prophylactic, therapeutic or diagnostic indication of such compound and/or its metabolite is in the Field (as hereinafter defined).

1.8.                            “Affiliate” shall mean a corporation or other business entity controlled by, controlling, or under common control with a Party. For this purpose, control shall mean the direct or indirect ownership of at least fifty percent (50%) of the voting stock or at least fifty percent (50%) interest in the income of such corporation or other business.

1.9.                            “Agreement” shall mean this Agreement.

1.10.                     “Confidential Information” shall mean (a) any information of either Party, which, if written, is marked confidential by the disclosing Party or, if oral, is reduced to writing, marked confidential by the disclosing Party, and provided to the non-disclosing Party within thirty (30) days of the oral disclosure, (b) all information relating to the prosecution, maintenance or defense of the Afecta Patent Rights or Afecta Intellectual Property Rights, (c) all information relating to the prosecution, maintenance or defense of the Supernus Patent Rights or Supernus Intellectual Property Rights, and (d) Net Sales.

1.11.                     “Default” shall mean, with respect to either Party, such Party shall have failed to perform any material obligation set forth herein; provided however, that such Party shall have not brought, or not commenced substantial remedial action to bring, the facts underlying such representation or warranty into conformance with such representation or warranty or shall not have performed, or commenced substantial remedial action to perform, such material obligation, within sixty (60) days after receipt of written notice from the other Party specifying in detail the material obligation which has not been performed and requesting that the failure to perform be remedied within sixty (60) days.

1.12.                     “Development Costs” shall mean all costs required to be expended by either party to develop and obtain regulatory approval including but not limited to personnel, out of pocket, subcontract and any other costs to compensate a Third Party for the Afecta Licensed Product in the Territory; all costs to file, maintain and defend the intellectual property pertaining to the Afecta Licensed Product; all manufacturing, post-approval research, development and clinical costs; and all sales, marketing and administrative costs required to market the Afecta Licensed Product in the Territory.

1.13.                     “Effective Date” shall mean the date of this Agreement.

1.14.                     “First Commercial Sale” shall mean the initial transfer of the Afecta Licensed Product to a Third Party in exchange for cash or some equivalent to which value will be assigned for purposes of determining Net Sales.

1.15.                     “First Efficacy Trial” shall mean testing the efficacy and safety of the Afecta Licensed Product in a population of patients within the Field.

1.16.                     “Field” shall mean for the treatment, diagnosis or prevention of central nervous system related diseases and indications in humans and animals.

1.17.                     “Force Majeure” shall mean any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by the Party of any of its obligations hereunder, if such occurs by reason of any act of God, flood, fire, explosion, breakdown of plant, earthquake, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, acts of public enemies, blockage or embargo, or any unforeseen delays associated with clinical trials of the Afecta Licensed Product, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision including but not limited to the requirements and conditions of the Food and Drug Administration of the United States, authority or representative or any such government, inability to procure or use materials, including but not limited to any material needed to manufacture any Afecta Licensed Product, labor, equipment, transportation, or energy sufficient to meet manufacturing needs without the necessity of allocation, or any other cause whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of such Party, if and only if the Party affected shall have used reasonable efforts to avoid such occurrence and to remedy it promptly if it shall have occurred and shall have notified the other Party in writing of the reasons for the delay or default.

1.18.                     “GAAP” shall mean United States generally accepted accounting principles consistently applied.

1.19.                     “Invention” means any invention, discovery, or innovation, whether patentable or not, invented, discovered, or conceived either prior to the Notice Letter or after the Notice Letter by either party as the case may be or in collaboration as the case may be as related to the Afecta Licensed Product.

1.20.                     “Major Markets” shall mean the United States, Canada, United Kingdom, France, Spain, Germany, Italy, and Japan.

1.21.                     “Net Sales” shall mean all revenues recognized in accordance with GAAP from the sale of the Afecta Licensed Product by Supernus and/or its Affiliates to Third Parties, less returns and allowances (actually paid and allowed, including, but not limited to, prompt payment and volume discounts, charge backs from wholesalers and other allowances granted to customers, whether in cash or trade), freight, packing, insurance, rebates actually paid and allowed, and sales and other taxes based on sales prices when included in gross sales, but not including taxes when assessed on income derived from such sales.

1.22.                     “Notice Letter” shall mean the Notice Letter dated March 14, 2007 attached herein as Exhibit B and signed by Supernus and Afecta that grants Supernus an exclusive license the Afecta Licensed Product in accordance with the Option Agreement.

1.23                        “Party” shall mean Supernus or Afecta, as the case may be, and “Parties” shall mean Supernus and Afecta collectively.

1.24.                     “Person” shall mean an individual, a partnership, a joint venture, a corporation, a trust, an estate, an unincorporated organization, or any other entity, or a government or any department or agency thereof.

1.25.                     “Purpose” shall mean the research, development and commercialization of the Afecta Licensed Products.

1.26                        “Similar Product” shall mean any product that contains same active ingredient and is approved for the same indications as for the Afecta Licensed Product that is the subject of this Agreement after Effective Date.

1.27.                     “Supernus Formulations” shall mean ProPhile®, ProScreen®, OptiScreen®, RADAR™, Avert®, Microtrol®, Solutrol®, and EnSoTrol® technologies and such other technologies that existed prior to the date of this Agreement or are developed or acquired by Supernus during the course of this Agreement and as applied to Afecta Licensed Products.

1.28.                     “Supernus Intellectual Property Rights” shall mean Supernus Patent Rights and all intellectual property rights including Supernus Know How belonging to Supernus in connection with Supernus Formulations.

1.29.                     “Supernus Invention” means any Invention generated solely by employees or agents of Supernus or in collaboration with employees or agents of Afecta in connection with Afecta Licensed Product following execution of the Notice Letter.

1.30.                     “Supernus Know How” shall mean all information, techniques, data, technical information and other proprietary information and know-how including, without limitation, improvements (whether patentable or not), modifications or enhancements that was generated by Supernus outside of this Agreement.

1.31.                     “Supernus Patent Rights” shall mean collectively Supernus’ right, title and interest in the following intellectual property rights: (a) the patents listed in Exhibit C and (b) any and all extensions or restorations by existing or future extension or restoration mechanisms, including without limitation, supplementary protection certificates or the equivalent thereof, substitutions, confirmations, re-registrations, reexaminations, revalidations, reissues, renewals, extensions or additions to any such foregoing patents and (c) the intellectual property rights in any improvements, modifications or expansions to the patent(s) by work produced solely by Supernus or in collaboration with Afecta, after the execution of the Notice Letter

1.32.                     “Territory” shall mean the World.

1.33.                     “Third Party” shall mean any Person other than Afecta and Supernus or its Affiliates.

1.34.                     “Valid Claim” shall mean a claim of an issued and unexpired patent included within the Afecta Patent Rights which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE 2

EXCLUSIVE WORLDWIDE LICENSE

2.1.                            License Grant to Supernus.

2.1.1.                  Grant to Supernus. On the terms and conditions set forth herein, and effective from the Effective Date of the Notice Letter to Afecta for the Afecta Product, Afecta hereby grants to Supernus and its Affiliates an exclusive license, with the right to grant sub-licenses solely pursuant to Section 2.1.2, in the Afecta Intellectual Property Rights and the Afecta Licensed Product identified in the Notice Letter dated March 14, 2007 to develop, have developed, make, have made, use, have used, sell, have sold and offer for sale the Afecta Licensed Product in the Field anywhere in the Territory.

2.1.2.                  Sub-licenses. Supernus shall have the right to grant sublicenses under this Agreement without the prior written consent of Afecta, provided however, that (i) Supernus agrees that its sublicensing agreements will not conflict with any of its obligations hereunder; (ii) Supernus agrees to provide to Afecta a redacted copy of any fully executed sublicense agreement within 5 business days of execution.

2.1.3.                  No Other Licenses. This Agreement confers no license or rights by implication, estoppel or otherwise to Supernus in any other Afecta Products except as offered herein or as may be obtained in accordance with the terms and conditions of this Agreement.

2.2.                            License Grant to Afecta.

2.2.1.                  Grant to Afecta. Upon Supernus’ sole election to terminate this Agreement, per Articles 10.2, 10.3, 10.4 or 10.5 herein, Supernus will at the request of Afecta negotiate the appropriate licenses with Afecta and its Affiliates according to Sections 2.2, 2.3, and 5.3 of the Option Agreement for the right to grant to Afecta an exclusive license with the right to grant sub-licenses solely pursuant to,(i) data generated under the Notice Letter or this Agreement, (ii) Supernus Formulations, (iii) Supernus Intellectual Property Rights, and (iv) Supernus Inventions only as they relate to and are required for the development, manufacturing and sale of the Afecta Licensed Product that is subject of this Agreement and the Notice Letter.

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1.                            Representations and Warranties of Supernus.

3.1.1.                  Corporate Power. Supernus is duly organized and validly existing under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

3.1.2.                  Due Authorization. Supernus is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The Person executing this Agreement on Supernus’ behalf has been duly authorized to do so by all requisite corporate action.

3.1.3.                  Binding Agreement. This Agreement is a legal and valid obligation binding upon Supernus, and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Supernus does not conflict with any material agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

3.1.4.                  Invention Disclosure. Supernus warrants to Afecta that it will not file an invention disclosure or patent application for any Afecta Invention that is revealed prior to the Notice Letter with respect to the Afecta Licensed Product.

3.1.5.                  No Other Warranties. Supernus offers as warranties the statements set forth herein. Supernus makes no other warranties. Supernus does not warrant the validity or enforceability of the Supernus Patent Rights and makes no representations whatsoever with regard to the scope of the Supernus Patent Rights, or that the Supernus Patent Rights may be exploited without infringing other patents or other intellectual property rights of Third Parties. SUPERNUS MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR INFRINGEMENT OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE SUPERNUS PATENT RIGHTS OR SUPERNUS INTELLECTUAL PROPERTY RIGHTS. SUPERNUS MAKES NO WARRANTIES, EXPRESSED OR IMPLIED REGARDING THE SUCCESS OF THE DEVELOPMENT, MANUFACTURING OR MARKETING OF THE LICENSED PRODUCTS.

3.2.                            Representations and Warranties of Afecta.

3.2.1.                  Corporate Power. Afecta is duly organized and validly existing under the laws of the State of California and has full corporate power and authority to enter into this Agreement and carry out the provisions hereof.

3.2.2.                  Due Authorization. Afecta is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The Person executing this Agreement on Afecta’s behalf has been duly authorized to do so by all requisite corporate action. Afecta represents and warrants that it has the full and lawful right and authority to grant the exclusive option and exclusive licensing rights described hereunder.

3.2.3.                  Binding Agreement. This Agreement is a legal and valid obligation binding upon Afecta, and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Afecta does not conflict with any material agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

3.2.4.                  Invention Disclosure. Afecta warrants to Supernus that it will not file an invention disclosure or patent application for any Supernus Invention that is revealed after the Notice Letter with respect to the Afecta Licensed Product that is the subject of this Agreement.

3.2.5                     Afecta Ownership. Afecta warrants that it is the sole and exclusive owner of all legal and equitable title to the Afecta Patent Rights and has good and valid title to such rights free and clear of all encumbrances.

3.2.6.                  No Other Warranties. Afecta offers as warranties the statements set forth herein. Afecta makes no other warranties. Afecta does not warrant the validity or enforceability of the Afecta Patent Rights and makes no representations whatsoever with regard to the scope of the Afecta Patent Rights, or that the Afecta Patent Rights may be exploited without infringing other patents or other intellectual property rights of Third Parties. AFECTA MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR INFRINGEMENT OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE AFECTA PATENT RIGHTS OR AFECTA INTELLECTUAL PROPERTY RIGHTS.

ARTICLE 4

DATA, DEVELOPMENT AND COMMERCIALIZATION

4.1                               As soon as practicable after the Effective Date and from time to time thereafter, Afecta shall provide Supernus in a timely manner with copies of all data and information generated in connection with any Development Plans, including without limitation all related Afecta Intellectual Property, that is necessary for Supernus to develop and commercialize the Afecta Licensed Product under this Agreement.

4.2                               Development and Commercialization. Supernus, in its sole discretion, shall have the right to make all decisions relating to the development and commercialization of the Afecta Licensed Product including, but not limited to, all decisions relating to the research, pre-clinical, and clinical development of the Afecta Licensed Products and the promotion, advertising, marketing and pricing of the Afecta Licensed Product. Supernus shall use its commercially reasonable efforts to actively develop and market the Afecta Licensed Product in the Territory. Notwithstanding the foregoing, Supernus at its sole discretion will consult with Afecta and seek its input before making its final decisions relating to the development and commercialization of the Afecta Licensed Product.

4.3.                            Reports. Supernus shall deliver to Afecta, on a quarterly basis, in a mutually agreed format, written project updates on Supernus development activities for the Afecta Licensed Product.

4.4                               Regulatory Filings. Supernus shall, at its own cost, retain sole responsibility for the preparation, filing, prosecution and maintenance of all filings and applications for all regulatory approvals relating to the Afecta Licensed Product. Supernus shall solely in its direction manage all applications, requests for authorization, submissions of information and data and for all interactions with the FDA or applicable governing health authority for the purpose of attempting to obtain registration of the Afecta Licensed Products within the Territory. Supernus shall solely and exclusively own all regulatory applications, approvals, data and Afecta Licensed Product registrations obtained by Supernus or its Affiliates with respect to the Afecta Licensed Product, including retaining control and ownership of each Drug Master File related to the Afecta Licensed Product.

4.5                               Afecta Assistance. Afecta shall provide Supernus with reasonable assistance in any IND, NDA or other regulatory filings and meetings worldwide relating to the Afecta Licensed Product. Supernus shall have the right to reference all related data and Afecta Intellectual Property to the extent necessary to support its worldwide regulatory filings and compliance program.

ARTICLE 5

CONSIDERATION

5.1.                            License Fee Payments. In consideration for the grant of the rights and licenses set forth in this Agreement and the Notice Letter dated March 14, 2007, in addition to the other payments set forth in Article 5 of this Agreement and the $[**] payment already made by Supernus to Afecta, Supernus shall pay to Afecta $[**] upon the successful completion of the First Efficacy Trial.

5.1.1                     Change License Fee Payments. Following execution by Supernus of this Agreement, it is possible that based on certain research and exploratory activities that Supernus may conduct or as a result of regulatory approvals or disapprovals unknown to Supernus at this time, Supernus may opt to use the Afecta Licensed Product in a manner that qualifies the licensed Afecta Product as Afecta Filed Product or as Afecta IP Product (as defined in the Option Agreement). If Supernus makes such a decision, Supernus will pay to Afecta [**] payment equal to [**] in accordance with the terms of the Option Agreement. Thereafter, Supernus shall pay Afecta all future considerations as set forth in the Option Agreement

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

applicable to the determined category of the Afecta Licensed Product in accordance with the terms of this Agreement.

5.2.                            Royalties.

5.2.1.                  Net Sales. In consideration for the grant of the rights and licenses set forth in Section 2.1, in addition to the other payments set forth in this Article 5, Supernus shall pay to Afecta in immediately available funds royalties on Net Sales in accordance with the following schedule: If the Afecta Licensed Product is categorized as an Afecta IP Product, Supernus shall pay Afecta [**]% of Net Sales on a quarterly basis. If the Afecta Licensed Product is categorized as an Afecta Filed Product, Supernus shall pay Afecta [**]% of Net Sales on a quarterly basis. If the Afecta Licensed Product is categorized as an Afecta Pre IP Product, Supernus shall pay Afecta [**]% of Net Sales on a quarterly basis.

5.2.2.                  Participation in Development Costs. Afecta may elect to participate in the Development Cost or to decline participation in the Development Costs within 120 days of the licensing of the Afecta Licensed Product to Supernus. To the extent, Afecta agrees to participate in Development Costs prior to completion of the first Phase II study of the Afecta Licensed Product, then Afecta’s share of Net Sales set forth in 5.2.1 shall increase in accordance with the schedule below depending upon the amount Afecta contributes toward the payment of Development Costs (“Pre-Phase II Participation”).

In the event that Afecta contributes less than [**]% in the Pre-Phase II Participation or does not participate until after completion of Phase II (“Post Phase II Participation”) Afecta’s share of Net Sales shall be the higher of: (i) [**] or (ii) that described in Article 5.2.1. herein.

Percent of Total Development Costs	Percent of Licensed Product Net Sales Payable to Afecta
Contributed by Afecta	Afecta IP Product		Afecta Filed Product		Afecta Pre IP Product

<[**]%	[**]	%	[**]	%	[**]	%
[**]% - [**]%	[**]	%	[**]	%	[**]	%
[**]% - [**]%	[**]	%	[**]	%	[**]	%
[**]% - [**]%	[**]	%	[**]	%	[**]	%
>[**]%	[**]	%	[**]	%	[**]	%

5.2.3.                  No Multiple Royalties. Royalties under this Section 5.2 shall be payable on an Afecta Licensed Product-by-Afecta Licensed Product basis, and shall be imposed only once with respect to any sale of the same unit of Afecta Licensed Product by Supernus or its sub-licensees, and no multiple

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

royalties shall be payable by Supernus because any Afecta Licensed Product is covered by more than one of the Afecta Patent Rights or one or more claims of the Afecta Patent Rights.

5.2.4.                  Expiration or Reduction of Royalty Payments. Supernus’ obligation to pay royalties to Afecta on a country-by-country basis in the Territory for the Afecta Licensed Product shall expire or be reduced upon the earlier of:

5.2.4.1.                      [**] or [**], or

5.2.4.2.                      [**], or

5.2.4.3.                      [**]. However, in the event Supernus or its Sublicensee continues to promote the Afecta Licensed Product when the Similar Product is: (i) an [**] and (ii) the [**] Supernus’ obligation to pay royalties to Afecta shall be reduced to [**] of the applicable Afecta Pre-IP royalty rate specified in Article 5.2.2 and only for a period of time that does not extend the royalty obligation beyond what is contemplated under clause 5.2.4.2.

5.3.                            Payment of Royalties; Reports.

5.3.1.                  First Commercial Sale. Supernus shall report to Afecta the date of First Commercial Sale of the Afecta Licensed Product within thirty (30) days of such occurrence.

5.3.2.                  Royalty Statements. Supernus shall deliver to Afecta, within sixty (60) days after the end of each calendar quarter, a statement setting forth the Net Sales of Afecta Licensed Products during such calendar quarter (including the country of manufacture and an itemized calculation of the amount of Net Sales in the United States, its territories and possessions) and the royalties due hereunder. Each such statement shall be accompanied by a remittance of the royalties in United States Dollars due for such calendar quarter.

5.3.3.                  Manner of Payment. All payments hereunder shall be in United States dollars and shall be made by wire transfer to such bank account as may be designated in writing from time to time by Afecta.

5.3.4.                  Currency. If Net Sales are in a currency other than United States Dollars, the Net Sales, for the purpose of calculating payments hereunder shall be determined in the applicable foreign currency and then converted into United States Dollars at the end of each calendar quarter using an exchange rate equal to the [**] by the Federal Reserve Bank of New York (available on Bloomberg L. P. and Reuters).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

5.3.5.                  Taxes. All taxes levied on account of royalties payable to Supernus hereunder shall be paid by Supernus. In the event laws or regulations require withholding of taxes from any payment of royalties, the taxes will be deducted by Supernus from the royalty payment and will be paid by Supernus to the proper taxing authority. Supernus will furnish Afecta with the copies of all official receipts for such taxes. In the event of any such withholding, the Parties agree to confer regarding other measures to minimize such withholding.

5.3.6.                  Overdue Payments. Any overdue payments under this Agreement, including without limitation, royalty payments made hereunder after the date such payment is due, shall bear interest at [**] as of the date such payment was due (the “Interest Rate”). The Interest Rate shall be calculated based on a 360-day year from the date payment was due until received by Afecta.

ARTICLE 6

RECORDS; AUDIT

6.1                               Record Retention. Supernus shall keep complete and accurate records in sufficient detail to permit Afecta to confirm the accuracy of reported net sales and royalties hereunder, including without limitation, Development Costs, general accounting ledgers, invoice/sale registers, original invoices and shipping documents, tax returns, inventory and manufacturing records, sublicense and distributor agreements and price lists, product catalogs and other marketing materials. Such records shall be retained by Supernus for at least the longer of one (1) year after completion of the audit thereof (if an audit has been requested) or three (3) years following the calendar year in which any such payments were made hereunder. Such records shall be made available within 30 days of Afecta’s request without cost to Afecta.

6.2                               Royalty Audit. Once per each twelve-month period from the Effective Date, Supernus agrees to make its records for payment of royalties due available for examination by Afecta during normal business hours. Afecta shall have the option to engage, at its own expense, an independent certified public accountant reasonably acceptable to Supernus to examine, in confidence, Supernus’ records as may be necessary to determine the correctness of any payment of royalties hereunder made by Supernus. The report of such accountant shall be limited to a certificate verifying any report made or payment submitted by Supernus during such period but may include, in the event the accountant shall be unable to verify the correctness of any such payment, information relating to why such payment is unverifiable. All information contained in any such certificate shall be deemed to be the Confidential Information of Supernus hereunder. If any audit performed under this Section 6.2 shall indicate that any payment due hereunder was underpaid, Supernus shall promptly pay the amount of any underpayment. If any audit performed under this Section 6.2 shall indicate that any payment hereunder was in error to Afecta’s detriment by more than [**] percent for any annual period, Supernus shall pay the cost of the audit.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 7

PATENTS AND INTELLECTUAL PROPERTY RIGHTS

7.1.                            Patent and Intellectual Property Rights Maintenance. During the term of this Agreement, Afecta, using its sole business judgment, shall have the right to maintain the Afecta Patent Rights or Afecta Intellectual Property Rights. Afecta shall consult with Supernus and keep Supernus regularly advised of Afecta’s strategies, plans, progress and results of any such maintenance. If Afecta elects not to maintain Afecta Patent Rights or any intellectual property within Afecta Intellectual Property Rights then Afecta shall notify Supernus of such decision on a timely basis, and Supernus may elect to maintain on behalf of Afecta, such patent or intellectual property rights upon providing written notice of such election to Afecta. Supernus shall consult with Afecta and keep Afecta regularly advised of Supernus’ strategies, plans, progress and results of any such maintenance action on behalf of Afecta. Such costs incurred by Supernus relating to maintenance of such patent and/or intellectual property rights on behalf of Afecta, including attorney fees, shall be deducted from the Royalty Payments due to Afecta under Section 5.2.

7.2.                           Infringement of Third Party Rights.

7.2.1.                  Notice of Infringement. In the event of a Party becoming aware that the exercise of either Party’s rights and obligations under this Agreement are infringing, or may infringe, the intellectual property rights of a Third Party in any country in the Territory, it will promptly notify the other Party in writing and provide the other Party with such details of the Third Party’s relevant intellectual property rights and the extent of any infringement as are known to it. Any defense of potential lawsuits brought on by a Third Party will be carried out as described in Sections 7.2.2 and 7.2.3 below.

7.2.2.                  Afecta Licensed Product. Subject to Section 7.2.3, if the Third Party claim is specifically related to the Afecta Licensed Product, Supernus will defend any suit resulting directly from such claim. Afecta hereby agrees to be joined in such suit, should Afecta be found to be an indispensable party to the proper defense of such suit. Afecta may choose to obtain its own counsel for such litigation.

7.2.3.                  Afecta Invention. If the Third Party claim is related solely to the Afecta Invention, and not to the Afecta Licensed Product, Afecta will defend such suit or claim. Supernus hereby agree to be joined in such suit, should Supernus be found to be an indispensable party to the proper defense of such suit. Supernus may choose to obtain its own counsel for such litigation.

7.2.4.                  Change to Royalty Payments. Royalty Payments due to Afecta under Article 5 with respect to Afecta Licensed Product sold in such country as there is Third Party infringement will be reduced: (i) if Supernus is required, by a final court order from which no appeal can be taken, to obtain license from a Third Party under any patent covering the Afecta Licensed Product, which would be infringed by the manufacture, use, offer for sale, sale or import of the Afecta Licensed Product by Supernus, its Affiliates, Subcontractors, or Sublicensees, or (ii) if Supernus in the exercise of its reasonable judgment, believes that a license from such Third Party, is necessary. If the Royalty Payments required to be made under Article 5 for any country are reduced as provided hereunder, they will be reduced, in such country, by an amount equal to all considerations actually paid by Supernus to such Third Party under such license with respect to such country unless such license requirement or infringement is predicated on Supernus Formulations or Supernus Intellectual Property Rights.

7.3.                            Infringement of Afecta Patents or Supernus Patents.

7.3.1.                  Notice of Third Party Infringement. In the event that either Party becomes aware of any Third Party infringement or suspected infringement of any Afecta Patents or Supernus Patents used in connection with the Afecta Licensed Product, it will promptly notify the other Party in writing and provide it with such details of the Third Party infringement as are known to it.

7.3.2.                  Necessary Steps. The Parties shall, after receipt of notice referred to in Section 7.3.1, promptly discuss the infringement and, to the extent necessary, attempt to agree on the necessary steps to be taken to prevent, terminate, or otherwise address such Third Party infringement.

7.3.3.                  Action After No Agreement. If within twenty (20) days of the date of the notice referred to in Section 7.3.1, the Parties have not agreed upon an appropriate course of action then the following shall apply:

7.3.3.1.                  If the patent is an Afecta Patent or a Supernus Patent that contains one or more claims specifically directed to the Afecta Licensed Product or the manufacture, use or sale thereof then Supernus shall have the right, but not the obligation, to commence, any action or proceedings, negotiate a license or take such other steps as are necessary to terminate or prevent the Third Party infringement. Supernus shall provide Afecta with prior notice of the initiation of any such action or proceedings and shall keep Afecta informed of any significant developments. In the event that Supernus has not commenced any action or proceedings to terminate or prevent such infringement, within one hundred twenty (120) days after having become aware of such potential infringement and the patent is an Afecta Patent, then Afecta may at its reasonable discretion take such action as is reasonably necessary and appropriate to terminate or prevent such infringement; and

7.3.3.2.                  If the patent is an Afecta Patent not covered by Section 7.3.3.1 above, then Afecta shall have the right, but not the obligation, to commence, any action or proceedings, negotiate a license or take such other steps as are necessary to terminate or prevent the Third Party infringement. Afecta shall provide Supernus with prior notice of the initiation of any such action or proceedings and shall keep Supernus informed of any significant developments. In the event that Afecta has not commenced any action or proceedings to terminate or prevent such infringement, within one hundred twenty (120) days after having become aware of such potential infringement, then Supernus may at its reasonable discretion take such action as is reasonably necessary and appropriate to terminate or prevent such infringement.

7.3.4.                  Prior Written Consent. The Party controlling the action or proceedings shall not settle the action or proceedings or otherwise consent to an adverse judgment that diminishes the rights or interests of the other Party without the prior written consent of that Party, such consent not to be unreasonably withheld or delayed.

7.3.5.                  Cooperation. Each Party shall use reasonable efforts to cooperate, at its own expense, with the other Party’s requests and, to the extent possible, provide or procure the provision of such reasonable assistance in commencing and prosecuting any such action or any proceedings.

7.3.6.                  Award of Damages. Any award of damages or other amount received by either Party as a result of a successful action, proceedings or settlement negotiations under Article 7 shall be divided between the Parties as follows:

7.3.6.1.                      The Party that initiated, prosecuted or maintained the defense of the action or proceedings shall recoup all of its costs (including any attorneys’ and expert fees) incurred in connection with the action or proceedings;

7.3.6.2.                      after deducting the costs and expenses identified in 7.3.6.1 the other Party shall, to the extent possible, recover its costs and expenses (including any attorneys’ and expert fees) incurred in connection with the action or proceedings; and

7.3.6.3.                      thereafter, any remaining recovery shall be disbursed to Supernus and shall be treated as Net Sales for purposes of this Agreement.

7.4.                         Afecta’s Ownership in Intellectual Property. Subject to the exclusive license(s) to Afecta Licensed Product granted to Supernus in accordance with the terms and conditions of this Agreement, Afecta shall retain all right, title and interest in and to Afecta Patent Rights and Afecta Intellectual Property Rights that existed prior to the Effective Date of the Notice Letter but excluding data to the extent that it relates solely to Supernus Patent Rights, Supernus’ Intellectual Property or Supernus Formulations. At Afecta’s request, Supernus will sign any documents and do all such things as Afecta may deem reasonably necessary to vest such rights in Afecta, so long as such things do not interfere with Supernus’ exclusive option granted and exclusive license rights granted to it under this Agreement.

7.5.                         Supernus’ Ownership in Intellectual Property. Supernus shall retain all right, title and interest to all in and to Supernus Patent Rights, Supernus Intellectual Property Rights and Supernus Formulations that existed prior to the Effective Date of this Agreement and shall become the owner of all data generated after execution of the Notice Letter to the extent that it pertains to or was generated in connection with the Afecta Licensed Products, but excluding data to the extent that it relates solely to Afecta Patent Rights, or Afecta Intellectual Property Rights. At Supernus’ request, Afecta will sign any documents and do all such things as Supernus may deem reasonably necessary to vest such rights in Supernus.

7.6.                         Invention Ownership. Subject to the exclusive license rights granted under this Agreement, Supernus shall have the sole and exclusive ownership of any Supernus Invention and Afecta shall have the sole and exclusive ownership of any Afecta Invention or Afecta Products.

7.7.                        Execution of Documents. Each party shall sign such documents and do such things, or procure the signing of such documents or the doing of such things, as is reasonably necessary to vest the relevant Intellectual Property Rights in the other party.

7.8.                        Filing of Patent Applications.  In the event a party decides to file a patent application for an invention covering the Afecta Licensed Product, it will give reasonable advance notice in writing of its intent to file, and will provide a draft of the application to the other party at least 20 days prior to filing. Except as provided below, the respective inventing party shall, in respect of a sole Invention (i) exclusively control the preparation, filing and prosecution of any patent applications directed to such party’s sole Invention; (ii) exclusively be responsible for all related fees, costs, and expenses associated with such party’s sole Invention; and (iii) exclusively control and pay for the maintenance of any patents resulting there from.

7.9.                        Supernus’ Inventions. Supernus shall exclusively control the preparation, filing, prosecution and maintenance of any patent applications in respect of Supernus Inventions. Supernus will provide Afecta with copies of all relevant documents relating to Supernus Inventions that relate to all data generated after execution of the Notice Letter to the extent that it pertains to or was generated in connection with the Afecta Licensed Products but excluding data to the extent that it relates solely to Supernus Inventions held by Supernus prior to the Notice Letter or relates solely to Supernus Formulations so that Afecta may be informed and apprised of the continuing prosecution of patent applications in connection with the Afecta Licensed Products. Afecta agrees to cooperate and work together in good faith with Supernus’ filing such patent applications.

ARTICLE 8

CONFIDENTIALITY

8.1.                            Confidentiality. For the term of this Agreement and any extensions and for a period of [**] thereafter, each Party agrees to keep confidential and not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement, any Confidential Information disclosed to it by the other Party, except that each Party shall not be prevented from disclosing information:

8.1.1.                  which it can demonstrate by written records was previously known to it;

8.1.2.                  which is, or becomes in the future, public knowledge through no fault or omission attributable to the receiving Party;

8.1.3.                  which is lawfully obtained without restriction by the receiving party from sources independent of the disclosing Party without breach of a confidentiality obligation; or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

8.1.4.                  which was independently discovered or developed by the disclosing Party without access to or the use of the other Party’s Confidential Information, as can be documented by written records created at the time of such independent discovery or development.

8.2.                            This Agreement. The Parties agree that the material terms of the Agreement shall be considered Confidential Information of both Parties. Notwithstanding the foregoing, (i) the Parties shall be permitted to disclose in filings with the Securities Exchange Commission (“SEC”) those terms of this Agreement required to be disclosed under law or regulation; provided that the Parties shall consult with one another concerning which terms of this Agreement shall be requested to be redacted in any SEC filings, and provided however, that in the event of a filing each party shall seek confidential treatment in its SEC filings for the financial terms of this Agreement (ii) each Party shall have the right to disclose in confidence the terms of the Agreement to parties retained by such Party to perform legal, accounting or similar services and who have a need to know such terms in order to provide such services and (iii) at the request of either Party, the Parties shall mutually agree on a press release to be issued upon execution of this Agreement or reasonably soon thereafter.

8.3.                            Authorized Disclosure.

8.3.1.                  Disclosable Information. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following:

8.3.1.1.                      Enforcing and or defending rights or obligations under this Agreement; and

8.3.1.2.                      Complying with any court order;

provided however that the Party required to or intending to disclose the other Party’s Confidential Information under this Section 8.3 shall have first given prompt notice to the other Party to enable it to seek any available exemptions from or limitations on such disclosure, and shall reasonably cooperate in such efforts by the other Party.

8.3.2.                  Advance Notice of Disclosure. Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to this Section 8.3, it will give reasonable advance notice to the other Party of such disclosure and use reasonable commercial efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

ARTICLE 9

INDEMNIFICATION

9.1                             Indemnification by Supernus.

9.1.1.                  Scope. Supernus shall indemnify, defend and hold harmless Afecta, its officers, directors, employees, stockholders, agents and representatives (collectively, “Afecta Indemnitees”) from any and all third party losses, demands, damages, liabilities, costs and expenses, including reasonable attorneys’ fees (collectively, “Losses”), arising out of or relating to the research, development, marketing, design, manufacture, distribution, use and/or sale of Afecta Licensed Products by, on behalf of, or under authority of, Supernus or its sub-licensees; or Supernus Patent Rights or Supernus Intellectual Property Rights infringing any United States or foreign country patent, copyright or trade secret of any third party. Notwithstanding the foregoing, no Afecta Indemnitee shall be entitled to indemnification under this Section 9.01 against any Losses arising out of such Afecta Indemnitee’s negligence or willful misconduct.

9.1.2.                       Notification of Claim. Each Afecta Indemnitee shall notify Supernus in writing promptly upon becoming aware of any pending or threatened claim, suit, proceeding or other action (“Claim”) to which such indemnification may apply. Failure to provide such notice shall constitute a waiver of Supernus’ indemnity obligations hereunder if and to the extent that Supernus is materially damaged thereby. Supernus shall have the right to assume and control the defense of the Claim at its own expense. If the right to assume and control the defense is exercised, the Afecta Indemnitee shall have the right to participate in, but not control, such defense at its own expense, and Supernus’ indemnity obligations shall be deemed not to include attorneys’ fees and litigation expenses incurred by the Afecta Indemnitee after the assumption of the defense by Supernus. If Supernus does not assume the defense of the Claim, the Afecta Indemnitee may defend the Claim, at Supernus’ expense; provided that the Afecta Indemnitee shall not settle or compromise the Claim without the consent of Supernus, which consent shall not be unreasonably withheld. The Afecta Indemnitee shall cooperate with Supernus and will make available to Supernus all pertinent information under the Afecta Indemnitee’s control.

9.2                               Indemnification by Afecta.

9.2.1.                  Scope. Afecta shall indemnify, defend and hold harmless Supernus, its officers, directors, employees, stockholders, agents and representatives (collectively, “Supernus Indemnitees”) from any and all third party losses, demands, damages, liabilities, costs and expenses, including reasonable attorneys’ fees (collectively, “Losses”), arising out of or relating to the warranties and representations made by Afecta in the Agreement; or Afecta Patent Rights or Afecta Intellectual Property Rights infringing any United States or foreign country patent, copyright or trade secret of any third party. Notwithstanding the foregoing, no Supernus Indemnitee shall be entitled to indemnification under this Section 9.2 against any Losses arising out of such Supernus Indemnitee’s negligence or willful misconduct.

9.2.2.                  Notification of Claim. Each Supernus Indemnitee shall notify Afecta in writing promptly upon becoming aware of any pending or threatened claim, suit, proceeding or other action (“Claim”) to which such indemnification may apply. Failure to provide such notice shall constitute a waiver of Afecta’s indemnity obligations hereunder if and to the extent that Supernus is materially damaged thereby. Afecta shall have the right to assume and control the defense of the Claim at its own expense. If the right to assume and control the defense is exercised, the Supernus Indemnitee shall have the right to participate in, but not control, such defense at its own expense, and Afecta’s indemnity obligations shall be deemed not to include attorneys’ fees and litigation expenses incurred by the Supernus Indemnitee after the assumption of the defense by Afecta. If Afecta does not assume the defense of the

Claim, the Supernus Indemnitee may defend the Claim, at Afecta’s expense; provided that the Supernus Indemnitee shall not settle or compromise the Claim without the consent of Afecta, which consent shall not be unreasonably withheld. The Supernus Indemnitee shall cooperate with Afecta and will make available to Afecta all pertinent information under the Supernus Indemnitee’s control.

9.3.                         Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED WARRANTY PROVIDED HEREIN.

9.4.                         Insurance. Each party shall maintain, through self-insurance or commercially-placed insurance, adequate coverage for the indemnification obligations set forth herein, consistent with pharmaceutical industry practices and mutually acceptable to both parties.

ARTICLE 10

TERMINATION

10.1.                     Term. The exclusive licenses granted to Supernus hereunder shall commence at the Date of the Notice Letter in accordance with the terms of this Agreement and shall automatically expire with regard to each Licensed Product after six months from the discontinuation of the commercial sale and collection of revenues generated by the Afecta Licensed Product on a country-by-country basis.

10.2.                     Termination by Supernus. Supernus may terminate, in whole or in part, any of the licenses granted by Afecta to Supernus with 30 days’ prior written notice to Afecta. All licenses so terminated shall revert back to Afecta in accordance with Section 2.2. Termination of a specific license shall not affect Supernus’ exclusive option rights to other Afecta Products or other Afecta Licensed Products licensed to Supernus.

10.3.                     Termination for Discontinuation of Development. Subject to the Force Majeure provision set forth herein in Section 11.3, in the event that Supernus and its sub-licensees have discontinued all development and commercialization activities relating to a specific Afecta Licensed Product for a period of [**] this Agreement as it relates to that specific Afecta Licensed Product shall terminate and all licenses under the Afecta Patent Rights granted to Supernus and its sub-licensees hereunder in connection with that specific Afecta Licensed Product only shall revert to Afecta thirty (30) days thereafter in accordance with Section 2.2. All other licenses granted hereunder not affected by the discontinuance of all development and commercialization in connection with a specific Afecta Licensed Product shall remain in good standing.

10.4.                     Termination for Default. In the event of a Default by Supernus in its capacity as a Licensee under this Agreement, Afecta may terminate the license for the specified Afecta Licensed Product in any specified country subject to the Default granted to Supernus hereunder by written notice to Supernus,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

and upon Supernus’ receipt of such notice, said license granted to Supernus shall revert immediately to Afecta. All other licenses granted hereunder not affected by the Default shall remain in good standing. In the event of a Default by Afecta under this Agreement, the License to Supernus will become irrevocable and fully paid.

10.5.                     Insolvency or Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by the Parties are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. The Parties agree that each Party, in its capacity as a licensee of such rights under this Agreement, shall retain all licenses granted to it hereunder and may fully exercise all of its rights and elections under the United States Bankruptcy Code, subject to payment to the other Party of any royalties or other payments due pursuant to Article 5. The Parties further agree that, in the event of commencement of a bankruptcy proceeding by or against either Party under the United States Bankruptcy Code, the Party hereto which is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefore, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefore by any non-subject Party.

10.6                        Surviving Obligations. The provisions of Articles 3, 6, 7, 8, 9 and Sections 10.4, 10.7, 11.1, 11.5, 11.10, 11.11 and 11.14 shall survive any termination or expiration of this Agreement. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration.

10.7.                     Effects of Termination. Upon termination of this Agreement in its entirety or otherwise with respect to rights in any Afecta Licensed Product in accordance with this Article 10, Supernus and its sub-licensees shall thereupon have the right to sell that amount of any such Afecta Licensed Product that Supernus and its sub-licensees then have on hand, provided however, that with respect to any such Afecta Licensed Product for which any payment is due under Article 5 hereof, Supernus shall make such payment to Afecta as required therein.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1.                 Supernus Arrangement with Shire.

Certain Arrangements of Supernus with Shire; Third Party Beneficiary Rights, (a) Afecta acknowledges that Supernus has certain contractual agreements with subsidiaries of Shire plc (“Shire”) pursuant to which (i) Supernus has granted to Shire and its subsidiaries an irrevocable, exclusive license, including the right to sue, in intellectual property rights (including without limitation patents, patent applications and know-how) owned by Supernus to research, develop, formulate, test, design, have manufactured, manufacture, use, offer to sell, sell, distribute, import and export any pharmaceutical product containing at least one of the Compounds (as defined below) as an active ingredient anywhere in the world and (ii) Supernus has agreed not to engage, directly or indirectly, including as a principal or for its own account or solely or jointly with others or in cooperation with a third party, or as a licensor of intellectual property, in any research, formulation development, testing, manufacture, offer for sale, sale, distribution, importation, exportation, design, technology assessment or oral bioavailability screening or enhancement that relates, in whole or in part, to any of the Compounds in any field of use, or otherwise aid or assist any third party in connection with any of the foregoing. For purposes hereof, “Compounds” means any and all of: (A)(1) (+)-alpha-Methylbenzeneethanamine, also known as “amphetamine”, (II) carbamazepine (5H-Dibenz{b,f}azepine-5-carboxyamide), (III) guanfacine (N-(Aminoiminomethyl)-2,6-dichlorobenzeneacetamide), (IV) lanthanum, and (V) mesalamine (5-Amino-2-hydroxybenzoic acid), (B) any isomers, salts, solvates, hydrates, polymorphs, esters, prodrugs, or metabolites of clause (A), and (C) any compound involving forming or breaking a bond or bonds with any of clause (A) or (B) where at least one prophylactic, therapeutic or diagnostic indication of such compound and/or its metabolite is substantially the same as that of any of clause (A) or (B), but excluding 10,11-Dihydro-10-oxo-5H-debenz[b,f]azepine-5-carboxamide, also known as “oxcarbazepine”.

(b)                              Afecta hereby agrees that it shall not use any of the services or Confidential Information provided to it, or work performed on its behalf, by Supernus pursuant to this Agreement, or the results therefrom, or any intellectual property rights licensed to it by Supernus in any activity that is outside the Purpose and, in particular, in any activity that, directly or indirectly, relates, in whole or in part, to any of the Compounds in any field of use. The provisions of this Section 11 (i) are intended to benefit, and shall be enforceable by, Shire and its subsidiaries, (ii) shall survive any termination or expiration of this Agreement and (iii) shall not be amended or waived, in whole or in part, without the prior written consent of Shire. Supernus has agreed to provide Shire with a list of its customers’s names from time to time for monitoring purposes and Afecta hereby agrees to its name being provided to Shire. Shire has agreed to keep the list and the terms of this Agreement confidential in accordance with the terms of a confidentiality agreement with Supernus, except to the extent reasonably necessary for Shire to investigate any alleged violation of, or to enforce its rights under, the provisions of this Section 11. Afecta acknowledges that Supernus has agreed with Shire that if Shire or any of its subsidiaries in its sole discretion believes that there may be, or may have been, a breach or threatened breach of the provisions of this Section 11, at the written request of Shire, Supernus shall provide Shire and its subsidiaries with an executed copy of this Agreement, and Afecta hereby consents to Supernus providing such copy to Shire or any of its subsidiaries.

(c)                               In the event Afecta breaches or threatens to breach the provisions of this Section 11, should the breach or threatened breach relate directly or indirectly to any activities relating to any of the Compounds then, in addition to any rights that Supernus may have against Afecta, Afecta acknowledges and agrees that Shire or any of its subsidiaries shall have the right to bring a suit, action or proceeding against Afecta for any and all damages suffered or incurred by Shire and its subsidiaries as a result of Afecta’s breach or threatened breach, whether or not Supernus is a party to the suit, action or proceeding. If any legal action or other proceeding is brought by Shire for the enforcement of this Section 11, and such action is successful, Shire shall be entitled to recover its reasonable attorney’s fees, court costs and reasonable expenses, even if not taxable or assessable as court costs (including, without limitation, all such fees, costs and expenses incident to appeal) incurred in that action or proceeding in addition to any other relief to which Shire may be entitled. If any legal action or other proceeding is brought by Shire for the enforcement of this Section 11, and such action is unsuccessful, Afecta shall be entitled to recover its reasonable attorney’s fees, court costs and reasonable expenses, even if not taxable or assessable as court costs (including, without limitation, all such fees, costs and expenses incident to appeal) incurred in that action or proceeding in addition to any other relief to which Afecta may be entitled. Afecta further acknowledges that a breach or threatened breach of these provisions may cause irreparable harm to Shire and its subsidiaries and that the remedy or remedies at law for any such breach or threatened breach may be inadequate. Afecta agrees that, in the event of any such breach or threatened breach, in addition to all other available remedies they may have available to them, Shire and its subsidiaries shall have the right to obtain equitable relief.

(d)                        Afecta agrees that Shire and its subsidiaries shall not be liable for any claim or counterclaim (equitable, statutory, contractual or otherwise) that could be asserted by Afecta against Supernus and that no such claims or counterclaims shall be asserted against Shire or any of its subsidiaries. Afecta further agrees to waive against Shire and its subsidiaries any such claims or counterclaims (equitable, statutory, contractual or otherwise) and also agrees that in any action by Shire or any of its subsidiaries it will not assert and will waive any defense, bar or other similar matter (equitable, statutory, contractual or otherwise) based on or relating to the actions, inactions or status of Supernus. To the extent that the assertion of any such claims, counterclaims, defenses, bars or similar matters is compulsory, Supernus may be joined in the action and such claims, counterclaims, defenses, bars or other matters asserted against Supernus (but only against Supernus) and Supernus hereby agrees to such joinder.

(e)                         The provisions of this Section 11 shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State. Each of the parties hereto acknowledges and agrees that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708 and hereby waives, to the fullest extent permitted by law, any and all objections to the laws of the State of Delaware governing this Agreement.

(f)                           Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of the courts of the State of Delaware and of the Federal courts sitting in the State of Delaware any Delaware State or Federal court sitting in New Castle County, Delaware and any appropriate appellate courts therefrom in any suit, action or proceeding arising out of or relating to the provisions of this Section 11 and irrevocably consents to the jurisdiction of such courts and any appropriate appellate courts therefrom in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in ay such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto irrevocably and unconditionally agrees that (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and to notify the other party of the name and address of such agent and (ii) to the fullest extent permitted by law, service of process may also be made on such party by prepaid certified mail with a validated proof of mailing receipt constituting evidence of valid service, and that service made pursuant to (i) or (ii) above shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the

State of Delaware, each party that has not as of the date hereof already duly appointed such an agent does hereby appoint Capitol Services, Inc, as such agent.

(g)                                      EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THE PROVISIONS OF THIS SECTION 11.1.

11.2                        Assignment. Neither this Agreement nor any interest hereunder shall be assignable by either Party without the prior written consent of the other Party; provided that either Party may assign this Agreement and all of its rights and obligations hereunder, without such consent, to an entity which acquires all or substantially all of the product rights to which this Agreement pertains, whether by merger, consolidation, reorganization, acquisition, sale, license or otherwise. This Agreement shall be binding upon the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 11.2 shall be void. Nothing herein shall preclude Supernus from sublicensing its exclusive licensing rights.

11.3.                     Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.4.                   Force Majeure. Neither Party shall be liable to the other for loss or damages, nor shall have any right to terminate this Agreement for any default or delay attributable to any Force Majeure, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled, provided however, that such affected Party commences and continues to take reasonable and diligent actions to cure such cause.

11.5.                     Notices. All notices and other communications required by this Agreement shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided however, that notices of a change of address shall be effective only upon receipt thereof):

If to Supernus, addressed to:

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

With a copy to:

[**]

If to Afecta addressed to:

[**]

With copy to;

[**]

11.6.                     Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

11.7.                     Waiver. No provision of the Agreement shall be waived by any act, omission or knowledge of any Party or its agents or employees, except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

11.8.                     Counterparts. This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

11.9.                     Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

11.10.              Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware, without reference to the conflicts of law principles thereof, and the Parties hereby submit to the exclusive jurisdiction of the Delaware courts, both state and federal.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

11.11.        Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. Invalidity, non-enforceability or expiration of any or all of the Afecta Patent Rights or Afecta Intellectual Property rights as it relates to an Afecta Licensed Product shall not affect Supernus’ license rights in and to the remaining Afecta Patent Rights or Intellectual Property Rights as it related to the other Afecta Licensed Products.

11.12.        Entire Agreement of the Parties. This Agreement (including all Exhibits attached hereto, which are incorporated herein by reference) constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, representations, promises, understandings and agreements, whether oral or written, between the Parties respecting the subject matter thereof.

11.13.        Dispute Resolution. The Parties agree that in the event of a dispute between them arising from, concerning or in any way relating to this Agreement, the Parties shall undertake good faith efforts to resolve any such dispute in good faith. In the event the Parties shall be unable to resolve any such dispute, the matter shall be first referred to the general counsel for each Party for further review and resolution and, if necessary, then to the chief executive officer of each Party. If after such efforts the Parties are unable to resolve such dispute, a Party may seek any remedy available under applicable law.

11.14.        Independent Contractors. The relationship between Afecta and Supernus created by this Agreement is one of independent contractors, and neither Party shall have the power or authority to bind or obligate the other except as expressly set forth in this Agreement.

11.15.        Use of Name. No right, express or implied, is granted to either Party by this Agreement to use in any manner any trademark or trade name of the other Party, including the names “Supernus” and “Afecta”, without the prior written consent of the owning Party.

11.16.        Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in duplicate by their respective duly authorized officers.

SUPERNUS PHARMACEUTICALS, INC.		AFECTA PHARMACEUTICALS, INC.

BY:	/s/ Jack Khattar	BY:	/s/ Bruce Kovacs, M.D.

TITLE:	President & CEO	TITLE:	President

Exhibit A

AFECTA PATENT RIGHTS

AFECTA ISSUED PATENTS

Title	Country	Patent Numbers	Date Issued
[**]	[**]	[**]	[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Exhibit B

NOTICE LETTER

THIS NOTICE LETTER is issued as of March 14, 2007 by Supernus Pharmaceuticals, Inc. (“Supernus”) to Afecta Pharmaceuticals, Inc. (“Afecta”).

RECITALS:

WHEREAS, Supernus and Afecta are parties to the Exclusive Option and License Agreement dated April 27, 2006 (“the Agreement”);

WHEREAS, Afecta has granted Supernus an exclusive option to select from time to time Afecta Products in the Field with the right to exclusively license those Afecta Products selected on the terms and conditions set forth in the Agreement;

WHEREAS, in accordance with the terms of the Agreement, Afecta has offered an Afecta Pre-IP Product and Supernus has completed the Due Diligence Period;

NOW THEREFORE, in accordance with the terms of the Agreement, Supernus hereby notifies Afecta by way of this Notice Letter (“Notice Letter”) of its intention to obtain a worldwide exclusive license to the Afecta Product as identified herein as molindone and salts, racemic mixtures, isomers, derivatives, or analogues thereof. By issuance of this Notice Letter by Supernus, and by its receipt by Afecta, the License Grant defined in Section 2.2 of the Agreement and Consideration as defined for an Afecta Pre-IP Product in Article 5 of the Agreement becomes fully effective and such Afecta Product becomes an Afecta Licensed Product.

Following execution by Supernus of this Notice Letter, it is possible that based on certain research and exploratory activities that Supernus may conduct or as a result of regulatory approvals or disapprovals unknown to Supernus at this time, Supernus may decide to use the Afecta Product in a manner that qualifies the Afecta Pre-IP Product as Afecta Filed Product or as Afecta IP Product as of the date of the Notice Letter. If Supernus makes such a decision, Supernus will pay to Afecta [**] equal to [**] per the terms of the Agreement. Thereafter, Supernus shall pay Afecta all future considerations as set forth in the Agreement applicable to the determined category of the Afecta Licensed Product.

Supernus Pharmaceuticals, Inc		Afecta Pharmaceuticals, lnc

By:	/s/ Jack Khattar	By:	/s/ Bruce Kovacs, M.D.

Title:	President & CEO	Title:	President

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Exhibit C

Supernus Patent Rights

SUPERNUS ISSUED PATENTS

Title	Country	Patent Numbers	Date Issued
[**]	[**]	[**]	[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.